SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of The Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported) November 23, 2021

BIOSYNERGY, INC.
(Exact name of Registrant as specified in its charter)

Illinois	0-12459	36-2880990
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification)

1940 E. Devon, Elk Grove Village, Illinois 60007

(Address of principal executive offices)

Registrant’s telephone number, including area code: (847) 956-0471

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 23, 2021, Biosynergy, Inc. (“Biosynergy” or the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with LCR Hallcrest, LLC (“Hallcrest”) for the sale of substantially all of the Company’s assets to Hallcrest for total consideration of $1,500,000, subject to adjustment for inventory value (the “Transaction”). Pursuant to the Agreement, Hallcrest will acquire the Company’s entire product line, and all tangible assets and technology owned by the Company. The Transaction is expected to close in late December 2021 or early January, 2022, subject to satisfaction or waiver of customary closing conditions, including court approval (described below). The Agreement contains customary representations, warranties and covenants of Biosynergy and Hallcrest. Ten percent (10%) of the purchase price will be held in escrow for six (6) months after closing as security for the representations and warranties made by Biosynergy in the Agreement. All of the proceeds from the sale of its assets, less expenses of the Transaction and dissolution of the Company, and existing cash assets will be distributed by Biosynergy to its shareholders. Hallcrest has been manufacturing the Company’s products since July 15, 2021 pursuant to a Contract Manufacturing Agreement dated August 6, 2021. Hallcrest is not otherwise affiliated with Biosynergy other than as a contract purchaser under the Agreement

The Agreement contemplates the Transaction will be implemented through proceedings pursuant to 805 ILCS 5/12.05 et seq. of the Illinois Business Corporations Act. On November 24, 2021, Biosynergy filed a verified complaint (the “Complaint”) with the Circuit Court of Cook County, Illinois, Chancery Division, (the ”Court”), Case No. 2021CH05951 seeking a judicial dissolution and sale of Biosynergy’s assets pursuant to 805 ILCS 5/12.05 et seq. of the Illinois Business Corporations Act. The complaint alleges that Biosynergy is a small publically traded company that has run out of viable options to continue in business for the benefit of its shareholders, or for the medical customers it serves. A Court ordered dissolution and sale will enable Biosynergy to close the Transaction without the cost of a shareholders’ meeting. Because this is not a bankruptcy or insolvency situation, Biosynergy’s creditors will not lose money or be harmed in any way. If the relief Biosynergy seeks is granted—a judicially approved dissolution and sale under the terms of the Agreement—then every debt the Company has will be paid in full and all proceeds remaining after the Company is sold, less expenses of the Transaction and dissolution, will be paid to the shareholders. In the event Biosynergy is unable to obtain the relief sought from the Court, Biosynergy will attempt to obtain shareholder approval for the Transaction.

The Agreement may be terminated (i) by the mutual consent of Hallcrest and Biosynergy, (ii) by either Hallcrest or Biosynergy if the other party materially breaches the Agreement and fails to cure such breach or such breach causes the failure of certain closing conditions, or (iii) if the closing conditions, including obtaining the order of the Court for dissolution and sale or shareholder approval, are not met by March 31, 2022.

The foregoing description of the Agreement and the Transaction contemplated by the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this Current Report on Form 8-K are forward-looking and are based upon the Company’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to: the need to obtain certain consents and satisfy certain conditions to closing the Transaction, which may not be completed in the anticipated time frame or at all; the occurrence of any event or other circumstance that could lead to the termination of the Agreement; the effect of the Transaction on the Company’s financial position; and the risk factors and known trends and uncertainties as described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC. For a more detailed discussion of risk factors, please see Part I, Item 1A, Material Risk Factors, in the Company’s most recent Annual Report on Form 10-K. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in the forward-looking statements. The Company assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description

10.1	Asset Purchase Agreement, dated as of November 23, 2021, by and among LCR Hallcrest, LLC, a Delaware limited liability company, as Buyer, and Biosynergy, Inc., an Illinois corporation, as Seller.
104	Cover Page Interactive Data File(embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 30, 2021	BIOSYNERGY, INC. By: /s/ Fred K. Suzuki /s/ Fred K. Suzuki, President